Exhibit 10.1

Date:	18 January 2018

To:	BM NINE LIMITED (“Party A”)

From:	EC TECHNOLOGY & INNOVATIONS LIMITED (“Party B”); and SHARING ECONOMY INTERNATIONAL INC. (“SEII”)

PRIVATE & CONFIDENTIAL

Dear Sirs,

Share Swap - the issued share capital of CoAssets Limited (“CoAssets”) in exchange for shares of SEII to be made between Party A, Party B and SEII (together the “Parties”, and each a “Party”).

The purpose of this letter (this “Letter”) is to confirm that the Parties have agreed to swap shares in the following manner:

1.	Party A shall transfer or allocate, or arrange to be transferred or allocated, with full legal title, free of any rights, interest or any other encumbrances, 15,625,000 ordinary voting shares (the “CoAssets Shares”) of CoAssets at the price of AUD0.32 per CoAssets Share, valued at AUD5,000,000, to Party B, a wholly owned subsidiary of SEII, on or before the Completion Date (as defined in Claushe 2), and Party A shall execute all documents and do everything necessary to ensure that Party B will own the full legal and beneficial title to the CoAssets Shares.

2.	Party B and SEII shall issue and allocate, or arrange to be issued and allocated, with full legal title, free of any rights, interest or any other encumbrances, 535,584 ordinary voting shares of SEII (the “SEII Shares”) at the price of USD7.338 per SEII Share (the “Initial Price”), valued at USD3,930,112, to Party A on or before 31 March 2018 (or such later date as SEII is required to fulfil the relevant laws, regulations and rules in the United States of America for the transaction) (the “Completion Data”), and Party B and SEII shall, or shall arrange for the relevant persons to, execute all documents and do everything necessary to ensure that Party A will own the full legal and beneficial title to the SEII Shares. The consideration for the CoAssets Shares payable by Party B under Clause 1 shall be set off in full against the consideration for the SEII Shares.

3.	Party B and SEII hereby, jointly and severally, agree and undertake to Party A, that, with respect to the placement of SEII Shares to Party A, the closing price of SEII Shares, on at least one NASDAQ Stock Exchange trading day in the 4 month period (the “Relevant Period”) immediately after such SEII Shares become freely tradeable on the NASDAQ Stock Exchange (after the restricted period or otherwise, if any) shall be at least 1.3 times of the Initial Price (the “Repurchase Price”). Otherwise, Party B and SEII shall, jointly and severally, repurchase such SEII Shares at the Repurchase Price within the 5 business days after the Relevant Period ends.

4.	Each of Party B and SEII jointly and severally undertakes to Party A that it will not and will procure that its agents, officers, employees and advisers will not, at any time after the date of this letter agreement, without the prior written consent of Party A or save as required by law or any rule of any relevant stock exchange body, disclose any information concerning the business, accounts, finance or contractual arrangements or other dealings, transactions or affairs of CoAssets and/or its subsidiaries supplied to Party B, SEII, their respective, agents officers, employees or advisers by Party A, to any third party (other than those of its agents, officers, employees or advisers as are necessarily required in the course of their duties to receive and acquire such documents, information and/or knowledge under the same duty of confidentiality). For the avoidance of doubt, SEII shall make announcement(s) in respect of this Letter in accordance with the relevant rules, regulations and laws in the United States of America.

5.	Party A undertakes to Party B and SEII that it will not and will procure that its agents, officers, employees and advisers will not, at any time after the date of this letter agreement, without the prior written consent of Party B or save as required by law or any rule of any relevant stock exchange body, disclose any information concerning the business, accounts, finance or contractual arrangements or other dealings, transactions or affairs of Party B and/or SEII supplied to Part A, their respective, agents officers, employees or advisers by Party B and/or SEII, to any third party (other than those of its agents, officers, employees or advisers as are necessarily required in the course of their duties to receive and acquire such documents, information and/or knowledge under the same duty of confidentiality). For the avoidance of doubt, CoAssets shall make announcement(s) in respect of this Letter in accordance with the relevant rules, regulations and laws in Australia.

This Letter shall be governed by, and construed in accordance with, the laws of Hong Kong and the Parties submit to the non-exclusive jurisdiction of the Hong Kong courts.

Each Party shall bear its own costs and expenses (including legal fees) incurred in connection with the preparation, negotiation, execution and performance of this Letter and all documents incidental or relating to it.

Unless expressly provided to the contrary in this Letter, a person who is not a party to this Letter shall have no right under the Contracts (Rights of Third Parties) Ordinance (Cap. 623, Laws of Hong Kong) to enforce any of the terms of this Agreement, and whether so provided in this Letter or not, no consent of third party is required for the amendment to (including the waiver or compromise of any obligation), rescission of or termination of this Letter.

Yours faithfully,

Executed
for and on behalf of
EC TECHNOLOGY & INNOVATIONS LIMITED

Sharing Economy Investment Limited
DIRECTOR

Executed
for and on behalf of
SHARING ECONOMY INTERNATIONAL INC.

/s/ Tak Yin Yip
Tak Yin Yip
CHIEF OPERATING OFFICER

We hereby acknowledge and agree to the terms contained in this Letter.

DATED: 18 January 2018

Executed
for and on behalf of
BM NINE LIMITED

/s/ MAN KIN MAN
MAN KIN MAN
Director